UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 11, 2012

HOOKER FURNITURE CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	000-25349	54-0251350
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File No.)	Identification No.)

440 East Commonwealth Boulevard,
Martinsville, Virginia	24112	(276) 632-0459
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2012, the Compensation Committee of the Board of Directors of Hooker Furniture Corporation (the “Company”) approved annual base salaries and annual cash incentives for the Company’s executive officers.

The base salary for each executive officer for the 2012 calendar year will be:

Base Salary
Paul B. Toms, Jr., Chairman and CEO	$360,000
Alan D. Cole, President	325,000
Paul A. Huckfeldt, VP – Finance and Acctg., and CFO	190,000
Arthur G. Raymond, Jr., SVP – Casegoods Operations	275,000
Michael W. Delgatti, Jr., President – Hooker Upholstery	250,000

The annual cash incentive for each executive officer for the Company’s 2013 fiscal year, which ends February 3, 2013, will be paid if the Company attains 70% or more of its budgeted fiscal 2013 consolidated net income target, as approved by the Board of Directors.  Each executive officer is eligible to receive a percentage of his calendar 2012 base salary, with no cash bonus paid if the Company fails to reach at least 70% of the budgeted consolidated net income target and a maximum cash bonus paid if the Company reaches 150% or more of target consolidated net income.  The annual cash incentive potential, expressed as a percentage of annual base salary, for each of the executive officers is as follows:

	If the Company Attains:
	70% of Target Net Income	85% of Target Net Income	100% of Target Net Income	125% of Target Net Income	150% or More of Target Net Income
Paul B. Toms, Jr., Chairman and CEO	25%	38%	50%	67%	84%
Alan D. Cole, President	25%	38%	50%	67%	84%
Paul A. Huckfeldt, VP – Finance and Acctg., and CFO	20%	30%	40%	53%	67%
Arthur G. Raymond, Jr., SVP - Casegoods Operations	18%	26%	35%	47%	58%
Michael W. Delgatti, Jr., President – Hooker Upholstery	18%	26%	35%	47%	58%

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOKER FURNITURE CORPORATION

Date: January 12, 2012	By:	/s/ Paul A. Huckfeldt
Paul A. Huckfeldt
Vice President - Finance and Accounting
Chief Financial Officer

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